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As filed with the Securities and Exchange Commission on April 30, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MIDWAY GAMES INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	22-2906244 (I.R.S. Employer Identification No.)

2704 West Roscoe Street, Chicago, Illinois 60618 (773) 961-2222
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Deborah K. Fulton, Esq.
Senior Vice President, Secretary and General Counsel
Midway Games Inc.
2704 West Roscoe Street, Chicago, Illinois 60618 (773) 961-2222
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Pamela E. Flaherty, Esq.
Shack Siegel Katz & Flaherty P.C.
530 Fifth Avenue
New York, New York 10036
(212) 782-0700

        Approximate date of commencement of proposed sale to the public:    From time to time after this Registration Statement becomes effective as the selling stockholders shall determine.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of Registration Fee

Common stock, par value $.01(1)	618,001 shares(2)	$8.68(3)	$5,364,249(3)	$679.65

(1)
Also relates to stock purchase rights that are attached to all shares of common stock of the Registrant in accordance with the Third Amended and Restated Rights Agreement between the Registrant and The Bank of New York, dated October 14, 2003. These rights are not exercisable until the occurrence of events specified in the Rights Agreement, are evidenced by the certificates for the common stock and are transferred along with and only with the common stock. The value attributable to these rights, if any, is reflected in the value of the common stock, and, accordingly, no separate fee is paid.

(2)
Represents (i) 583,001 shares being registered for resale by the holders of these shares; (ii) up to 35,000 shares that may be issued under adjustment provisions of a plan and agreement of reorganization between the Registrant and some of the selling stockholders in this offering; and (iii) an indeterminable number of additional shares of common stock, pursuant to Rule 416 under the Securities Act of 1933, that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions affecting the shares to be offered by these holders.

(3)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 based on the average of the high and low prices of the Registrant's common stock reported on the New York Stock Exchange on April 29, 2004.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

MIDWAY GAMES INC.

618,001 Shares of
Common Stock, par value $.01

        The persons offering shares of our common stock by means of this prospectus, and the maximum number of shares that they may offer, are identified under the heading "Selling Stockholders" on pages 5 and 6 of this prospectus. These persons are either (a) former shareholders of Surreal Software Inc., a software development company, who acquired the shares of our common stock as consideration for their shares of Surreal stock in connection with our acquisition of Surreal, or (b) employees of Surreal who acquired the shares of our common stock as retention incentives at the time of the acquisition. The selling stockholders may sell these shares at any time, but they are not required to sell any shares.

        Our principal executive office is located at 2704 West Roscoe Street, Chicago, IL 60618, telephone no. (773) 961-2222. Our common stock is listed on the New York Stock Exchange under the symbol "MWY." On April 28, 2004, the last reported sale price of our common stock on the NYSE was $8.74 per share.

        The selling stockholders may offer shares through public or private transactions, at prevailing market prices, at privately negotiated prices or by any other lawful method. More detailed information about the distribution of the shares is found in the section of this prospectus entitled "Plan of Distribution."

Investing in our common stock involves risks.
See "Risk Factors" beginning on page 2.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April            , 2004.

About this Prospectus

        You should carefully read this prospectus before purchasing our common stock, including the information under the heading "Risk Factors." You should also carefully read the documents that are identified under the heading "Documents Incorporated by Reference" near the end of this prospectus.

Risk Factors

        Investing in our securities involves risks. The most significant factors that make an investment in our securities risky or speculative are discussed (a) under the captions "Item 1. Business—Risk Factors" and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent Annual Report on Form 10-K; (b) below; and (c) in the Current Reports on Form 8-K and any Quarterly Reports on Form 10-Q that are incorporated by reference in this prospectus. These factors, and others that are not presently known to us, may cause our operating results to vary from anticipated results or may materially and adversely affect our business and financial condition. If any of the unfavorable events or circumstances described in the risk factors actually occur, our business may suffer, the trading price of our common stock and other securities could decline, and you could lose all or part of your investment.

Through Sumner Redstone's control of 49.9% of our outstanding common stock, he can effectively control the outcome of votes of our stockholders. Mr. Redstone intends to acquire voting control of our common stock and/or seek representation on our Board of Directors. If Mr. Redstone were to acquire a majority of our shares or exercise control over us, he could change our business strategies and policies, and provisions in some of our contracts would be triggered that might require us to make payments or might have other adverse consequences.

        Based on a report on Form 4 filed on April 28, 2004, Sumner M. Redstone owns directly and indirectly through his wife Paula Redstone and National Amusements, Inc. ("NAI"), of which he is the controlling shareholder, a total of 34,092,253 shares, or 49.9%, of our outstanding common stock. Mr. Redstone is the Chairman of the Board and Chief Executive Officer of Viacom Inc. Through his share ownership, Mr. Redstone is in a position to control the outcome of corporate actions that require the approval of our stockholders, including the election of our directors, adoption of employee compensation plans and transactions involving a change of control.

        Mr. Redstone stated in amendment 35 to his Schedule 13D filed with the SEC on April 13, 2004 that that he was reviewing strategic alternatives with respect to his investment in our common stock including purchasing a significant amount of additional shares, seeking representation on our Board of Directors and/or acquiring control of us. On April 28, 2004 he filed amendment 41 to his Schedule 13D stating that he intends to acquire at least 60% of our outstanding voting stock, depending on price and availability of our stock and surrounding market conditions.

        If Mr. Redstone were to acquire voting control over us, he could elect all of the members of our Board of Directors and control our business strategies and policies. In addition, if Mr. Redstone becomes the beneficial owner of more than 50% of our outstanding common stock, becomes a member of our Board of Directors or elects a majority of our Board without the consent of our existing Board, then provisions in some of our agreements would be triggered that might require us to make payments, limit our borrowing capabilities or accelerate other obligations.

If Mr. Redstone were to dispose of a large number of our shares of common stock in a short period of time, the market price of our common stock would likely decline. If he sells his shares, the purchaser or purchasers might seek to influence our corporate actions and business strategies.

        Mr. Redstone could sell some or all of his shares of our common stock at any time on the open market or otherwise. The sale by Mr. Redstone of a large number of shares in a short period of time would likely have an adverse effect on the market price of our common stock. Mr. Redstone could sell his stock to a person who wishes to acquire control of Midway. Such a person might not agree with our business strategies and goals. Mr. Redstone's substantial interest in our common stock could also discourage a third party from making an acquisition of Midway favorable to our other stockholders.

        Mr. Redstone's former wife, Phyllis Redstone, reported on August 8, 2002 that she owns a total of 3,659,783 shares, or 5.4% of our currently outstanding common stock. The sale by Phyllis Redstone of a large number of shares of our common stock over a short period of time would likely have an adverse effect on the market price of our common stock.

Forward-Looking Statements

        Some of the information in this prospectus contains "forward-looking statements" within the meaning of the federal securities laws. These statements may also be found in the information incorporated by reference in this prospectus. These statements describe our plans, strategies and goals and our beliefs concerning future business conditions and our business outlook based on currently available information. We make no commitment to update the forward-looking statements included in this prospectus, except as required by law. Forward-looking statements typically are identified by use of terms describing future events and terms such as "may," "will," "should," "expect," "anticipate," "seek," "believe," "plan," "strategy," "estimate," "intend" and similar words, although some forward-looking statements are expressed differently. You should consider carefully the discussion of risks and uncertainties incorporated by reference as described under the heading "Risk Factors" above and in other sections of this prospectus, as well as in the information incorporated by reference, which describe additional factors that could cause events or our actual results to differ from the expectations expressed in the forward-looking statements.

Use of Proceeds

        We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders in this offering.

Common Stock Market Price Data

        Our common stock trades publicly on the NYSE under the symbol "MWY." The following table shows the high and low closing sale prices of our common stock for the periods indicated as reported on the NYSE:

Calendar Period	High	Low
2002
First Quarter	$15.02	$10.44
Second Quarter	14.22	8.30
Third Quarter	8.12	3.85
Fourth Quarter	7.22	3.89
2003
First Quarter	$4.62	$2.95
Second Quarter	4.22	3.14
Third Quarter	3.82	2.10

Fourth Quarter	3.92	2.62
2004
First Quarter	$7.38	$3.65
Second Quarter (through April 28, 2004)	$9.69	$7.25

        On April 20, 2004, there were approximately 1,050 holders of record of our common stock.

Dividend Policy

        We have never paid cash dividends on our common stock. In addition, under our agreements with our bank and with some of our securityholders, we are prohibited from paying cash dividends on our common stock. We plan to retain any earnings to fund the operation of our business.

Selling Stockholders

        We are registering a total of 618,001 shares of common stock in order to permit the persons named below to offer the shares for resale from time to time. On April 5, 2004, we issued 540,316 shares to eleven persons as consideration for their shares of Surreal Software Inc., a company that we acquired on that date. Those stockholders have agreed not to sell their shares except in accordance with a vesting schedule. A total of 67,751 shares, plus any "additional shares" issuable to them as described below, may be sold immediately, an additional 189,025 may be sold after October 5, 2004; an additional 94,513 may be sold after each of April 5, 2005 and April 5, 2006, and the balance of 94, 514 may be sold after April 5, 2007. This prospectus does not relate to the 94,514 shares which cannot be sold before April 5, 2007.

        We also agreed with those stockholders to issue additional shares of our common stock to them if the price of our common stock is less than $7.38 per share at the time that the registration statement, of which this prospectus forms a part, is declared effective. If that happens, we will issue a number of additional shares calculated by dividing $500,000 by the price per share of our common stock on the date the registration statement is declared effective, and subtracting 67,751. The additional shares will be allocated to the former shareholders of Surreal pro rata in accordance with their respective former ownership percentages in Surreal. In addition, we agreed to file the registration statement with the SEC by May 5, 2004 and to use our best efforts to have the registration statement declared effective within 90 days after filing. For each day after May 5, 2004 that passes before we file the registration statement, and for each day more than 90 days after the date of filing until the registration statement has been declared effective, we agreed to issue additional shares of our common stock that have a value of $250.

        Any additional shares required to be issued under either provision described above will be credited against any shares required to be issued under the other provision. No fractional shares will be issued. Within the total number of shares covered by this prospectus, we have included 35,000 additional shares that may be issued under these conditions. None of these additional shares will be subject to any vesting requirements.

        In addition, on April 5, 2004, we issued 137,199 shares of our common stock to 13 employees of Surreal as retention incentives. These shares have restrictions on sale that lapse as to 40% of these shares on December 5, 2004 and as to an additional 20% of these shares on each of June 5, 2005, June 5, 2006 and March 5, 2007. The restriction lapses immediately if we terminate an employee's services without cause or if the employee terminates his services with us for good reason. If the employee's services with us are terminated for any other reason, the employee will forfeit any shares that are still the subject of the restriction. This prospectus covers all of these 137,199 shares.

        We have agreed to register all of the shares described above for sale by the selling stockholders. Under rules of the SEC, however, this registration statement only registers the number of shares that the selling stockholders may reasonably be expected to sell within two years. Each stock certificate held by the selling stockholders contains a legend identifying when any restrictions on the sale of the shares lapses.

        Surreal has been providing videogame development services to us since early 2002 and most recently completed the development of our new game, The Suffering. Surreal continues to be in various stages of planning or developing additional videogames for us. The following selling stockholders were directors of Surreal prior to the acquisition. They also held the following offices with Surreal prior to it being acquired by us and continue to hold the following positions:

  •
  Alan Patmore, President;

  •
  Nicholas J. Radovich, Chief Operating Officer, Secretary and Treasurer;

  •
  Stuart Denman, Vice President and Chief Technical Officer; and

  •
  Michael R. Nichols, Vice President and Chief Creative Director.

        Except in their capacities as officers, directors or employees of Surreal as described above or in the table below, the selling stockholders have not had any material relationships with us in the past three years.

        Each of the selling stockholders has advised us that he or she is not an affiliate of any registered broker-dealer.

        The table below identifies the selling stockholders and other information regarding the beneficial ownership of the common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder as of April 5, 2004.

        The third column lists the number of shares of common stock that may be offered by each selling stockholder through this prospectus. We do not know whether any selling stockholder will sell any or all of his or her shares of common stock under this prospectus. The fourth and fifth columns assume the sale of all of the shares offered by each selling stockholder in this offering. The selling stockholders may sell all, some or none of their shares included in this prospectus.

Name of each selling stockholder	Amount and Nature of Beneficial Ownership	Shares to be Sold(1)	Shares Beneficially Owned After Offering(1)	Percent of Class Beneficially Owned After Offering(2)
Luke Anderson(3)	2,345	2,086	411	*
Todd Clineschmidt(4)	13,720	13,720	0	0%
Scott Cummings(4)	6,860	6,860	0	0%
Stuart C. Denman(5)	168,923	150,317	29,548	*
Tim Ebling(3)	17,328	15,419	3,031	*
Beau Folsom(4)	10,290	10,290	0	0%
Hugh Jamieson(3)	4,333	3,856	758	*
Armen Levonian(3)	864	768	152	*
Andreas A. Maguire(4)	13,720	13,720	0	0%
Jason Merck(4)	10,290	10,290	0	0%
Michael R. Nichols(5)	86,628	77,086	15,154	*
Joseph James Olson(4)	6,860	6,860	0	0%
Alan Patmore(5)	168,923	150,317	29,548	*
Barry Patmore(3)	1,610	1,433	281	*
Andrew Poon(4)	6,860	6,860	0	0%
Boyd W. Post Jr.(4)	6,860	6,860	0	0%
John C. Radovich(3)	2,302	2,049	402	*
Nicholas J. Radovich(5)	86,628	77,086	15,154	*
Richard Rouse III(4)	24,009	24,009	0	0%
Brigitte Samson(4)	10,290	10,290	0	0%
Onkar Meno Sharma(3)	432	385	75	*

Garrett Smith(4)	6,860	6,860	0	0%
Eric Snyder(4)	6,860	6,860	0	0%
Tom Vykruta(4)	13,720	13,720	0	0%

*
Less than 1%.

(1)
Represents the maximum number of shares that could be sold under this prospectus. 35,000 of those shares, allocated proportionately among the former shareholders of Surreal, represent the additional shares that may be issued to those persons as described above. Each selling stockholder will determine the number of shares to be sold by that holder and if or when he or she will sell. The table assumes that the selling stockholders sell all of their shares being offered under this prospectus.

(2)
Calculated based on 68,219,229 shares of common stock outstanding as of April 28, 2004.

(3)
These persons received their shares of our common stock as consideration for the purchase of their Surreal shares. These persons were not employees of Surreal at the time of our acquisition of Surreal and are not currently employees of Surreal.

(4)
These persons were employees of Surreal at the time of the acquisition and received their shares of our common stock as retention incentives to remain employed by Surreal after the acquisition.

(5)
These persons received their shares of our common stock as consideration for the purchase of their Surreal shares. These persons were employees of Surreal at the time of the acquisition and remain employed by Surreal.

Plan of Distribution

        The shares of common stock to be sold in this offering have been listed on the NYSE, subject to official notice of issuance. The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this Prospectus.

        The selling stockholders may sell all or a portion of the common stock beneficially owned by them and offered through this prospectus directly or through one or more underwriters, broker-dealers or agents. If the common stock is sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent's commissions. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, at negotiated prices or in a combination of any of these methods of sale or by any other method permitted under applicable law.

        The selling stockholders and any broker-dealer participating in the distribution of shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commission paid, or any discounts allowed to the broker-dealer may be deemed to be underwriting discounts or commissions under the Securities Act. Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.

        The selling stockholders have advised us that they have acquired their securities for investment and not for sale or distribution, except pursuant to a registration statement or an applicable exemption from registration under the Securities Act. We do not know whether any selling stockholder will sell any or all of his or her shares of common stock under this prospectus.

        We will pay all expenses of the registration of the shares of common stock being offered under this prospectus, including SEC filing fees, except that the selling stockholders will pay any underwriting discounts and selling commissions. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We expect that our expenses for this offering, including primarily filing fees and legal expenses, will be approximately $65,000.

        The selling stockholders may pledge or grant security interests in some or all of the shares of common stock owned by them. If the selling stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock at any time under this prospectus as supplemented under Rule 424(b) under the Securities Act to include in the "Selling Stockholders" section information about the pledgees, transferees or other successors in interest. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees or other successors in interest may offer and sell the shares of common stock at any time under this prospectus as supplemented to include the required information about them.

        We will indemnify each selling stockholder who received his shares of our common stock as consideration for his shares in Surreal against liabilities, including some liabilities under the Securities Act and Securities Exchange Act of 1934, in accordance with the agreement and plan of reorganization. We will be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders for use in this prospectus.

        Each share of common stock is sold together with stock purchase rights under our Rights Agreement with the Bank of New York, as rights agent. These rights are described in a registration statement on Form 8-A/A, Amendment No. 4 (File No. 001-12367), which we filed with the SEC on October 16, 2003. See "Documents Incorporated by Reference" below.

Legal Matters

        The validity of the issuance of the shares offered by this prospectus will be passed upon by our counsel, Shack Siegel Katz & Flaherty P.C., New York, New York. As of April 29, 2004, shareholders of Shack Siegel Katz & Flaherty P.C. hold a total of 1,000 shares of common stock and options to purchase 85,000 shares of our common stock.

Experts

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus. Our financial statements and schedule are incorporated by reference in reliance on their report, given on their authority as experts in accounting and auditing.

Where You Can Find More Information

        We have filed a registration statement on Form S-3 with the SEC in connection with this offering (File No. 333-                        ). In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other documents we have filed at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. You may call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. Our SEC filings are also available to the public at the SEC's Internet site found at "www.sec.gov" and can be inspected at the offices of the NYSE, 20 Broad Street, New York, NY 10005. The SEC's Internet site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

        This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any contract or other document of ours, you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

Documents Incorporated by Reference

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC. This means that we are disclosing important information to you without restating that information in this document. Instead, we are referring you to the documents listed below, and you should consider those documents to be part of this prospectus. Information that we file with the SEC after the date of this prospectus will update and supersede the information in this prospectus and the documents listed below.

        We incorporate by reference into this prospectus the documents listed below, all documents that we file under the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to effectiveness of the registration statement and all documents that we file in the future with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, including exhibits, until this offering is terminated:

  •
  our annual report on Form 10-K for the year ended December 31, 2003;

  •
  our current reports on Form 8-K filed March 22, 2004, April 6, 2004, two on April 13, 2004, April 16, 2004, April 21, 2004 and April 29, 2004; and

  •
  the description of our common stock and accompanying rights contained in our registration statement on Form 8-A/A, Amendment No. 4 (File No. 001-12367) filed on October 16, 2003;

        We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference in this prospectus. You may request copies of this information in writing or orally, and we will provide it at no cost. You may contact us at:

  Midway Games Inc.
  2704 West Roscoe Street
  Chicago, IL 60618
  Attention: Deborah K. Fulton, General Counsel
  Telephone: (773) 961-2222

        You should rely only on the information incorporated by reference or contained in this prospectus. We have not authorized any dealer, salesperson or other person to give you different information. This prospectus is not an offer to sell nor is it seeking an offer to buy the securities referred to in this prospectus in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of the securities referred to in this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The table below itemizes the expenses payable by the Registrant in connection with the registration and issuance of the securities being registered hereunder. The Registrant will bear all expenses of this offering. All amounts shown are estimates, except for the SEC registration fee and NYSE listing fee.

Registration Fee or Offset	$680
Accounting Fees and Expenses	$12,500
Legal Fees and Expenses	$47,000
NYSE Listing Application Fee	$2,500
Miscellaneous	$2,320

Total	$65,000

Item 15. Indemnification of Directors and Officers.

        The Registrant's authority to indemnify its officers and directors is governed by the provisions of Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), by the Amended and Restated Bylaws of the Registrant, as amended (the "Bylaws"), by the Restated Certificate of Incorporation, as amended, of the Registrant (the "Certificate of Incorporation") and by indemnification agreements entered into with directors and officers (the "Indemnity Agreements").

        Under Section 145 of the DGCL, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a "derivative action")) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the Registrant.

        The Certificate of Incorporation and Bylaws provide that the Registrant shall, to the fullest extent permitted by Section 145 of the DGCL, (i) indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and (ii) advance expenses related thereto to any and all said persons. The indemnification and advancement of expenses provided for therein shall not be deemed to be exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such offices, and shall continue as to persons who have ceased to be directors, officers, employees or agents and shall inure to the benefit of the heirs, executors and administrators of such persons. In addition, the Certificate of Incorporation provides for the elimination of personal liability of directors of the Registrant to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL, as amended and supplemented.

        The Indemnity Agreements provide for the indemnification of officers and directors to the fullest extent permitted by the laws of the State of Delaware, and obligate the Registrant to provide the maximum protection allowed under Delaware law. In addition, the Indemnity Agreements supplement and increase that protection.

        The Registrant has purchased an insurance policy that provides coverage for losses of up to an aggregate amount of $20 million arising from claims made against the directors or officers for any actual or alleged wrongful act in their capacities as directors or officers of the Registrant. The coverage only applies, however, if indemnity is not available pursuant to the provisions described above.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits.

        The following exhibits are being furnished herewith or incorporated by reference herein:

Exhibit Number	Description
4.1	Specimen Certificate of Common Stock, incorporated by reference to the Registrant's registration statement on Form S-1, as amended, effective October 29, 1996 (File No. 333-11919).
4.2
Third Amended and Restated Rights Agreement, dated as of October 14, 2003, between the Registrant and The Bank of New York, as Rights Agent, incorporated by reference to the current report on Form 8-K filed by the Registrant on October 15, 2003.
4.3	Form of Restricted Stock Agreement between the Registrant and employees of Surreal Software Inc.
5	Opinion of Shack Siegel Katz & Flaherty P.C., counsel for the Registrant.
23.1	Consent of Shack Siegel Katz & Flaherty P.C. (contained in the Opinion filed as Exhibit 5 hereto).
23.2	Consent of Ernst & Young LLP.
24	Power of Attorney (contained on the signature page hereto).
99.1	Plan and Agreement of Reorganization among the Registrant, Surreal and former holders of the common stock of Surreal.

Item 17. Undertakings.

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)   That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (h)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on this 29th day of April, 2004.

MIDWAY GAMES INC.
By:	/s/ DAVID F. ZUCKER David F. Zucker President and Chief Executive Officer

Power of Attorney

        Each person whose signature to this Registration Statement appears below hereby appoints David F. Zucker, Thomas E. Powell and Deborah K. Fulton, and each of them acting singly, as his attorney-in-fact, to sign on his behalf individually and in the capacity stated below (i) any and all amendments (including post-effective amendments), supplements and additions to this registration statement, (ii) any and all registration statements relating to an offering contemplated pursuant to Rule 415 of the Securities Act of 1933, as amended, and (iii) any and all registration statements filed pursuant to Rule 462 under the Securities Act, of Midway common stock and any and all amendments (including post-effective amendments), supplements and additions thereto, and to file each of the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or each of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof. Such attorneys-in-fact and agents shall have, and may exercise, all of the powers hereby conferred.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Date	Title
/s/ DAVID F. ZUCKER David F. Zucker	April 29, 2004	President and Chief Executive Officer (Principal Executive Officer)
/s/ THOMAS E. POWELL Thomas E. Powell	April 29, 2004	Executive Vice President-Finance, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ NEIL D. NICASTRO Neil D. Nicastro	April 29, 2004	Director and Chairman of the Board
Harold H. Bach, Jr.		Director
/s/ WILLIAM C. BARTHOLOMAY William C. Bartholomay	April 29, 2004	Director
/s/ WILLIAM E. MCKENNA William E. McKenna	April 29, 2004	Director
/s/ NORMAN J. MENELL Norman J. Menell	April 29, 2004	Director
/s/ LOUIS J. NICASTRO Louis J. Nicastro	April 29, 2004	Director

/s/ HARVEY REICH Harvey Reich	April 29, 2004	Director
/s/ IRA S. SHEINFELD Ira S. Sheinfeld	April 29, 2004	Director
/s/ ROBERT N. WAXMAN Robert N. Waxman	April 29, 2004	Director
/s/ JAY N. WHIPPLE III Jay N. Whipple III	April 29, 2004	Director
/s/ RICHARD D. WHITE Richard D. White	April 29, 2004	Director

EXHIBIT INDEX

Exh. No.	Description
4.1	Specimen Certificate of Common Stock, incorporated by reference to the Registrant's registration statement on Form S-1, as amended, effective October 29, 1996 (File No. 333-11919).
4.2
Third Amended and Restated Rights Agreement, dated as of October 14, 2003, between the Registrant and The Bank of New York, as Rights Agent, incorporated by reference to the current report on Form 8-K filed by the Registrant on October 15, 2003.
4.3	Form of Restricted Stock Agreement between the Registrant and employees of Surreal Software Inc.
5	Opinion of Shack Siegel Katz & Flaherty P.C., counsel for the Registrant.
23.1	Consent of Shack Siegel Katz & Flaherty P.C. (contained in the Opinion filed as Exhibit 5 hereto).
23.2	Consent of Ernst & Young LLP.
24	Power of Attorney (contained on the signature page hereto).
99.1	Plan and Agreement of Reorganization among the Registrant, Surreal and former holders of the common stock of Surreal.

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About this Prospectus
Risk Factors
Forward-Looking Statements
Use of Proceeds
Common Stock Market Price Data
Dividend Policy
Selling Stockholders
Plan of Distribution
Legal Matters
Experts
Where You Can Find More Information
Documents Incorporated by Reference
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits.
  Item 17. Undertakings.
SIGNATURES
EXHIBIT INDEX